Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.2

Offer of Employment /

APPENDIX 1 (to Employment Agreement) - Scope of Employment

Offer Letter

Please note that: (1) upon your acceptance of these terms set forth herein, as acknowledged by your signature below, (2) upon your acceptance of the terms contained in the employment agreement (a copy of which is set forth below), as set forth therein and as acknowledged by both your and Enfusion’s signature of that document, and (3) provided all other conditions precedent to employment are satisfied, this Offer of Employment will become a Scope of Employment appendix to your employment agreement.

Benefits

As a full-time employee, you will be able to participate in Enfusion’s generally offered benefits program, which includes, being eligible to participate in Enfusion’s health benefit programs the first day of the first full month following your hire date. Similarly, you will be able to participate in Enfusion’s 401(k) plan following thirty (30) days of employment. Further details on your benefits will be provided to you on your first day.

“At-Will” Employ m ent

Please note, if you choose to accept this offer of employment, your employment will be on an “at-will” basis. Your “at-will” status will be further detailed in the employment agreement; however, for the purposes of this document, “at-will” employment means that both employee and Enfusion will be free to terminate your employment at any time, with or without cause, and with or without notice.

Immigration Reform and Control Act of 1986

In compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I9 and present proof of identity and employment eligibility. If you accept this offer and we enter into an employment agreement (in accordance will all terms set forth herein), you will be required to bring the following necessary documentation on your first day of work:

1.	Social Security card for payroll and benefit purposes.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.2

2.

Proof that you are presently eligible to work in the United States for I-9 purposes. This includes (1) a driver’s license or state issued ID card with a photograph and either your Social Security card or an original birth certificate or (2) your U.S. passport.

Conditional Offer

In addition to and not limiting the conditions described in this letter, your offer of employment (as well as continued employment) is subject to final reference checking and satisfactory completion of Enfusion's pre-employment screening process. This Offer of Employment is not binding upon Enfusion until such time that: (i) all conditions precedent have been met to Enfusion’s satisfaction and (2) both employee and Enfusion have executed a valid and binding employment agreement. The starting date may be delayed if all results of the pre-employment screening process have not been received. Further, it is important to note that, despite being an “at-will” employee, your employment will be conditioned on you entering into an employment agreement. Your employment agreement will include customary protections such as confidentiality and intellectual property protections and restrictive covenants.

Scope of Employment

APPENDIX 1 to Employment Agreement

Reference is made to the “Employment Agreement” entered into by and between Enfusion Ltd. LLC (“Enfusion”) and Bronwen Bastone (“Employee”) on September 1, 2021 (as may be amended from time-to- time, the “Agreement”). The Parties hereby agree that this Appendix 1 shall be subject to and controlled by the terms and conditions of the Agreement, which shall be incorporated by reference into this Appendix 1. If there is any inconsistency between the terms of the Agreement and this Appendix 1, the terms of the Agreement shall prevail. Further, all capitalized terms used but not defined in this Appendix 1 shall be construed in accordance with the Agreement.

1.

Commencement Date of Employment. The Employee’s first day of work will be on October 4, 2021 (“Commencement Date”) unless otherwise agreed to by Enfusion and Employee in writing pursuant to the terms of the Employment Agreement.

2.	Appointment & Duties. Employee shall initially be a member of the Corporate Executive department, serve as Chief People Officer and report to Thomas Kim, Chief Executive Officer.
3.	Work Hours. During an ordinary work week, Employee shall be present at the Office during Enfusion’s ordinary office hours described under Section 5 of the Agreement (“Work Hours”).
4.	Office. Employee is initially assigned to Enfusion’s office located in New York, New York.
5.	Status. Employee will be classified as an Exempt employee, which means Employee will not be eligible for overtime pay for hours worked in excess of forty (40) hours in any given week.
6.	Pay Cycle. As an exempt employee, Employee will ordinarily receive payment for services rendered once per month, in accordance with Enfusion’s ordinary payroll policies and procedures.

7.

Salary. Employee agrees to accept, a base salary to be paid at an annualized rate of $450,000 US Dollars (“Salary”). The Salary is paid less applicable deductions and withholdings. Employee’s Salary will be paid in accordance with Enfusion’s normal payroll policies and procedures.

8.	Other.

Discretionary Bonus

In addition to Salary, Enfusion may reward exemplary performance through a bonus (less applicable deductions and withholdings). A bonus is not guaranteed; however, when determining if a bonus is warranted, Enfusion may consider a multitude of factors, including, but not limited to, the level of your performance and Enfusion’s performance, as determined by Enfusion at its sole discretion. By way of example only, if all conditions and goals are satisfied a target annual bonus would be $150,000. For 2021, your prorated bonus would be $37,500. In order to be eligible for a bonus, you must be in “active working status” at the time of the bonus payment. “Active working status” means that you have not resigned (or have given notice of your resignation) or been terminated (or been given notice of your termination).

Sign-On Bonus

Following the Commencement Date, Employee will receive a one-time sign-on bonus of $25,000 US Dollars (“Sign-On Bonus”), which shall be subject to deductions for taxes and other withholdings as required by law or the standard and lawful policies of the Company.

Enfusion’s payment of the Sign-On Bonus is conditioned on agreeing to the restrictive covenants in the Employment Agreement and Employee’s continuous employment with Enfusion for a period of one (1) year, beginning on the Commencement Date. If employment is terminated either by Employee or Enfusion, for any reason within the one (1) year period, Employee agrees to repay Enfusion seventy-five percent (75%) the Sign-On Bonus within thirty (30) days of Employee’s Termination Date or such other date as agreed upon by Enfusion in its sole discretion.

Equity Eligibility

In addition to the annual compensation described above and subject to Enfusion’s Board approval, you will be given an opportunity to participate in Enfusion’s shadow equity plan (the “Plan”). Your award will be broken into four components:

(i)

three tenths (0.3) of a unit with a Strike Value at one billion, five hundred million ($1,500,000,000 USD) US Dollars and a Knock-in Value at the same value of one billion, five hundred million ($1,500,000,000 USD) US Dollars that will, subject to the Plan, vest annually in four equal portions of zero tenths, seven hundredths and five thousandths of a point (0.075) unit each year on the anniversary of your Start Date to be fully vested on the fourth (4th) anniversary of your Start Date;

(ii)	one tenth (0.1) of a unit with a Strike Value at one billion, five hundred million ($1,500,000,000 USD) US Dollars and a Knock-in Value that will vest if Enfusion achieves the equity value in a change-in-control event (Liquidity Event as defined under the Plan) is equal to or greater than three billion ($3,000,000,000 USD) US Dollars;

(iii)

one tenth (0.1) of a unit with a Strike Value at one billion, five hundred million ($1,500,000,000 USD) US Dollars and a Knock-in Value that will vest if Enfusion achieves the equity value in a change-in-control event (Liquidity Event as defined under the Plan) is equal to or greater than four billion ($4,000,000,000 USD) US Dollars;

(iv)

one tenth (0.1) of a unit with a Strike Value at one billion, five hundred million ($1,500,000,000 USD) US Dollars and a Knock-in Value that will vest if Enfusion achieves the equity value in a change-in-control event (Liquidity Event as defined under the Plan) is equal to or greater than five billion ($5,000,000,000 USD) US Dollars. Each component of your award will be subject to a cliff and acceleration.

Severance

Although Employee’s employment is “at-will”, in the event Employee's employment is terminated without cause during Employee's first year of employment, Enfusion will offer Employee the opportunity to enter into a separate severance agreement describing the parties' post-termination rights and obligations. The severance agreement will at minimum provide for severance pay (i.e. consideration for entering into the severance agreement) in accordance with the following scenario: if the employee is terminated without cause in the first year of employment, Employee will be entitled to nine (9) months' base salary as severance pay, which will be payable in regular installments in accordance with Enfusion’s regular payroll practices and subject to customary withholding. Subject to the foregoing, should Employee obtain subsequent or alternative employment within nine (9) months following the effective date of a severance agreement, Enfusion shall have the unilateral right to cease any remaining severance payments owed to Employee under the severance agreement.

9.	Vacation.

In accordance with Enfusion’s current vacation policy, which may be amended time to time, Employee is entitled to 20 paid vacation days per calendar year, which will be accrued at a rate of 1.67 days per month. Time off granted in the first calendar year of employment will be on a pro-rata basis.

10.	Notices to Employee.

Bronwen Bastone

[***]

Acknowledged and Accepted:

By Employee

Signature:	/s/ Bronwen Bastone

Name:	BRONWEN BASTONE

Date:	9 - 8 - 21